Exhibit (e)(i)

PRUDENT BEAR FUNDS, INC.
AMENDMENT TO THE DISTRIBUTION AGREEMENT

        THIS AMENDMENT dated as of the 28th day of February, 2006, to the Distribution Agreement, dated as of November 26, 2002, (the “Agreement”), is entered by and among Prudent Bear Funds, Inc., a Maryland corporation (the “Company”), David W. Tice & Associates, LLC (the “Adviser”) and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”).

RECITALS

        WHEREAS, the parties have entered into a Distribution Agreement; and

        WHEREAS, the parties desire to amend said Agreement; and

        WHEREAS, Section 9, paragraph B of the Agreement allows for its amendment by a written instrument executed by the parties.

        NOW, THEREFORE, the parties agree as follows:

        Exhibit B of the Agreement is hereby superseded and replaced with Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PRUDENT BEAR FUNDS, INC.	QUASAR DISTRIBUTORS, LLC
By: /s/ David W. Tice	By: /s/ James R. Schoenike
Name: David W. Tice	Name: James R. Schoenike
Title: Portfolio Manager	Title: President
DAVID W. TICE & ASSOCIATES, LLC
By: /s/ David W. Tice
Name: David W. Tice
Title: